Exhibit 10.01

EDUCATION MANAGEMENT CORPORATION

LONG TERM INCENTIVE COMPENSATION PLAN

1. Purpose. The purpose of the Education Management Corporation Long Term Incentive Compensation Plan (the “Plan”) is to enhance the ability of the Company to attract, motivate, reward, and retain key employees, to strengthen their commitment to the success of the Company and to align their interests with those of the Company’s shareholders by providing additional incentive compensation payable under, and subject to the terms and conditions of, the Plan in the event of a Realization Event.

2. Administration. The Plan shall be administered by the Committee. The Committee shall have full authority to: (i) establish the rules and regulations relating to the Plan; (ii) interpret the Plan and those rules and regulations; (iii) select Participants in the Plan; (iv) calculate the total amount of the Bonus Pool and the amounts to be received by Participants in the Plan; (v) decide the facts in any case arising under the Plan; and (vi) make all other determinations and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate.

The Committee’s administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final, binding and conclusive on the Company, its stockholders and all persons having or claiming an interest under the Plan. No member of the Committee shall be liable for any action, failure to act, determination or interpretation made with respect to the Plan or any transaction hereunder, and the Company hereby agrees to indemnify each member of the Committee, to the maximum extent permitted by applicable law, for any such action, failure to act, determination or interpretation.

3. Eligible Employees. Participation in the Plan shall be limited to those key management employees and consultants of the Company and its subsidiaries selected by the Committee to participate in the Plan. The Committee may designate any of such employees to participate in the Plan at the Effective Date and from time to time thereafter, and, upon such designation, an employee so designated shall become a Participant.

4. Units. 1,000,000 units (the “Units”) are available for allocation to Participants by the Committee. Each Unit represents a right to receive payment from the Bonus Pool, if any, established upon a Realization Event on the terms and conditions set forth herein.

5. Award Agreement. The grant of Units pursuant to the Plan will be represented by an award agreement (the “Award Agreement”) that may contain such other terms and conditions as determined by the Committee, not inconsistent with the terms of the Plan, applicable to the Participant.

6. Payments Pursuant to the Bonus Pool.

(a) Creation of Bonus Pool. Upon a Realization Event, a bonus pool (the “Bonus Pool”) will be created in an amount determined in accordance with Schedule A hereto based upon the aggregate Cash on Cash Return realized by the Sponsors prior to and in connection with the Realization Event.

(b) Entitlement to Payment; Effect of Termination of Employment. Unless the Committee determines otherwise, (i) in order to receive any payment under the Plan, a Participant must remain continuously employed by the Company or one or more of its subsidiaries from the date on which he or she becomes a Participant in the Plan through the Payment Date, and (ii) upon termination of a Participant’s employment for any reason, including disability, the Participant shall cease to be a Participant in the Plan and the Participant’s Units shall be immediately forfeited. In the discretion of the Committee, a Participant may forfeit his or her Units in the event that the Participant does not continue to work on a full time basis or is demoted or accepts a position of lesser responsibility with the Company or any of its subsidiaries.

(c) Timing of Payment. Any payments from the Bonus Pool payable to a Participant shall be paid in a lump sum within 2 1/2 months of the end of the calendar year in which the Realization Event occurs (the “Payment Date”).

(d) Amount of Payment. The amount of the payment to each Participant entitled to receive payment under the Plan shall be determined as follows:

Step 1:	Upon a Realization Event, the amount of the Bonus Pool shall be determined based on the Cash on Cash Return realized by the Sponsors.

Step 2:	Each Participant who holds Units on the Payment Date shall be entitled to receive a Bonus Pool Share. The amount of any such Participant’s “Bonus Pool Share” shall be determined by multiplying the amount of the Bonus Pool by a fraction, the numerator of which is the total number of Units held by the Participant and the denominator of which is 1,000,000.

Step 3:	Any amount of the Bonus Pool in excess of the aggregate amounts payable to the Participants pursuant to Step 2 shall not be paid under the Plan but shall instead be forfeited to the Company.

An example of a calculation pursuant to this Section 6(d) is attached to the Plan as Exhibit A for illustrative purposes only (and based on the assumptions contained therein).

(e) Form of Payment. Payments under the Plan shall be paid in the form of cash or, if the Realization Event occurs after or in connection with an initial public offering of the Company’s Common Stock, in cash or Common Stock, in the discretion of the Committee. If payments under the Plan are to be paid in the form of Common Stock, then the number of such shares payable to the Participant shall be determined by dividing (i) the amount of the payment payable to the Participant as determined in Section 6(d) above by (ii) the arithmetic mean of the Fair Market Value of a share of Common Stock for the ten (10) trading days ending on the third business day preceding the Payment Date. Notwithstanding any other provision of the Plan or an Award Agreement to the contrary, no shares of Common Stock may be issued under the Plan prior to the completion of any registration or qualification of such shares of Common Stock under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole discretion determine to be necessary or advisable, unless an exemption to such registration or qualification is available and satisfied.

7. Amendment or Termination. The Committee may amend or terminate the Plan at any time in its discretion; provided, however, that, (i) no amendment or termination of the Plan may adversely affect the rights of any Participant in the Plan as of the date of such action and (ii) any increase in the number of shares of Common Stock authorized to be issued hereunder, and any other amendment of the Plan for which stockholder approval is required, shall be subject to the approval of the stockholders of the Company. If no Realization Event occurs within 10 years of the Effective Date, the Committee will have the discretion to terminate the Plan and all Units granted under the Plan without any payment being made to the holders thereof.

8. Miscellaneous Provisions

(a) This Plan shall inure to the benefit of and be binding upon the Company and all Participants and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and permitted assigns. The rights of Participants under the Plan may not be sold, transferred or otherwise disposed and any such attempted sale, transfer or other disposition shall be void.

(b) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment hereunder.

(c) The Company shall have the right to deduct from payments hereunder any taxes or other amounts required by law to be withheld. Each Participant entitled to any payment hereunder shall make arrangements satisfactory to the Company to pay all tax liabilities arising hereunder.

(d) Nothing contained in the Plan shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board or committees thereof, to change the duties or the character of employment of any employee of the Company or any of its subsidiaries or to remove the individual from the employment of the Company or any of its subsidiaries at any time, all of which rights and powers are expressly reserved.

(e) Nothing in the Plan shall be interpreted or construed to confer upon a Participant any right with respect to continuance of employment by the Company or any of its subsidiaries, nor shall the Plan interfere in any way with the right of the Company or any of its subsidiaries to terminate a Participant’s employment at any time. The transfer of a Participant’s employment from the Company to a subsidiary of the Company (or vice versa) shall not constitute a termination of employment for purpose of the Plan and shall have no effect on the rights and obligations of the Company and any Participant under the Plan.

(f) Except as to matters of federal law, the Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles thereof.

9. Definitions.

(a) “Aggregate Proceeds” shall equal the sum of (i) the aggregate cash proceeds received by the Sponsors in respect of their Common Stock prior to or in connection with the Realization Event (which shall include both (x) cash and marketable securities realized as a result of any disposition of shares or received as dividends or distributions of such shares owned by them and (y) the fair market value of any property received by the Sponsors in respect of such shares in forms other than cash or marketable securities) plus (ii) the fair market value of any shares of Common Stock owned by the Sponsors immediately following the Realization Event.

(b) “Award Agreement” shall have the meaning set forth in Section 5.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Bonus Pool” shall have the meaning set forth in Section 6(a).

(e) “Bonus Pool Share” shall have the meaning set forth in Section 6(d).

(f) “Cash on Cash Return” shall mean the gross return (based on the Aggregate Proceeds) realized by the Sponsors on all of the capital invested by them in shares of Common Stock. The Cash on Cash Return shall be separately calculated for, and must be separately satisfied with respect to, capital invested in shares of Common Stock by the Sponsors after June 1, 2006, so that the applicable Cash on Cash Return target stated as a percentage equals 100 + ((x/36) times (y-100)), where x = the number of months that have elapsed from the date of investment through the date the return is being measured, (provided that x shall not exceed 36), and y = the applicable Cash on Cash Return percentage in accordance with Schedule A; provided, however, that for purposes of such calculation, returns shall first be attributed to the earliest capital invested.1 If one or more of the Sponsors ceases to own any shares of Common Stock, Cash on Cash Return shall thereafter be determined based solely on the returns realized by the remaining Sponsors.

(g) “Committee” shall mean the Board, or if the Board so determines, the Compensation Committee of the Board or such other committee appointed by the Board from time to time to administer the Plan and to perform the functions set forth herein.

(h) “Common Stock” shall mean the common stock, par value $0.01 per share, of the Company, and any other securities into which such shares are changed or for which such shares are exchanged.

[1]

For purposes of illustration, to achieve a Bonus Pool of $12,000,000, (i) a 300% Cash on Cash Return would have to be realized on the Sponsors’ initial capital investment and (ii) on subsequently invested capital measured on a realized return to the Sponsors two years following the date of investment, the Cash on Cash Return needed on that subsequently invested capital would be equal to 233% (100 + ((24/36) * (300-100)) = 233).

(i) “Company” shall mean Education Management Corporation and any successor to Education Management Corporation by merger, consolidation or otherwise.

(j) “Effective Date” shall mean February 26, 2007.

(k) “Fair Market Value” shall have the meaning set forth in the Company’s 2006 Stock Option Plan.

(l) “Participant” shall mean a key management employee or consultant of the Company or any of its subsidiaries selected by the Committee to participate in the Plan.

(m) “Payment Date” shall have the meaning set forth in Section 6(d).

(n) “Realization Event” shall mean the first day following which both of the following have occurred (i) the Sponsors cease to hold in the aggregate at least 30% of the outstanding voting securities of the Company, measured by voting power, and (ii) the Sponsors have, in the aggregate, disposed of at least 70% of their shares of Common Stock and received in respect thereof cash or marketable securities.

(o) “Sponsors” shall mean GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V GmbH & Co. KG, GS Capital Partners V Institutional, L.P., Providence Equity Partners V L.P., Providence Equity Partners V-A L.P., Providence Equity Partners IV L.P., and Providence Equity Operating Partners IV L.P.

(p) “Units” shall have the meaning set forth in Section 4.

SCHEDULE A

Bonus Pool Calculations

Cash-on-Cash Return	Amount of Bonus Pool

Less than 200%	0

At least 200% but less than 250%	$2,000,000

At least 250% but less than 300%	$6,000,000

At least 300% but less than 350%	$12,000,000

At least 350% but less than 400%	$21,000,000

In the event that the Cash-on-Cash Return exceeds 400%, the Bonus Pool shall equal .0075 x the Aggregate Proceeds in excess of the total capital invested in shares of Common Stock by all shareholders of the Company.

Exhibit A

Example under the Education Management Corporation Long-Term Incentive Plan

Assumptions:

•	Eight employees are selected to be Participants on the Effective Date and enter into Award Agreements granting each of them 1,000 Units. All of them remain employed through the Payment Date.

•	Two employees are selected to be Participants after the Effective Date and enter into Award Agreements granting each of them 500 Units. Both remain employed through the Payment Date.

•	A Realization Event occurs resulting in a Cash on Cash Return of 300%.

Calculations:

Based on the foregoing assumptions, the bonus payments would be calculated as follows:

Step 1:	The Bonus Pool is equal to $12,000,000.

Step 2:	A Unit represents the right to a payment of $12.00. ($12,000,000 divided by 1,000,000.)

Step 3:	Each Participant who received Units on the Effective Date would receive a bonus payment of $12,000 (1,000 multiplied by $12.00.) Each Participant who received Units after the Effective Date would receive a bonus payment of $6,000 (500 multiplied by $12.00.)

(Note:    The foregoing calculations do not take into account reductions for payment of all applicable withholding taxes.)